Exhibit 99.1

Mike Berry Joins NetApp as Executive Vice President and Chief Financial Officer

SUNNYVALE, Calif. —March 2, 2020—NetApp® (NASDAQ: NTAP), the leader in cloud data services, today announced the appointment of Mike Berry as executive vice president and chief financial officer effective March 16. Berry joins NetApp from McAfee, LLC, where he was also executive vice president and chief financial officer. Berry brings with him a deep knowledge of the technology and software space and an extensive background in a wide range of financial, strategic, and operational functions.

Berry will succeed Ron Pasek, who served as NetApp’s executive vice president and chief financial officer for four years and announced his intent to retire earlier this year.

“I am delighted to welcome Mike to the NetApp team,” said George Kurian, chief executive officer. “He has a wealth of experience and will drive continued discipline in our operations, as we strengthen our leadership position in the marketplace while driving long-term value for our shareholders. His experience in software subscription and cloud business models will provide a valuable perspective as we execute our strategy to become the leader of data services for hybrid multicloud.”

“I am very excited to join NetApp as it continues the evolution to a leadership position in cloud data services,” said Berry. “I believe NetApp is in a unique position to capitalize on the future technology trends given its market leadership, focus on innovation, and strong financial foundation. I look forward to working with George and the whole NetApp team to further the value creation for our shareholders, customers and employees.”

About Mike Berry

Berry is a technology industry veteran with a strong background in finance, operations and general management. In his previous role as executive vice president and chief financial officer at McAfee, he was responsible for all aspects of finance, including financial planning, accounting, tax and treasury, as well as operations and shared services.

Before he joined McAfee in February 2017, Berry was executive vice president, chief financial officer, and chief operating officer at FireEye. Previous to that position, he was executive vice president and chief financial officer for Informatica. Before his work at Informatica, Berry had led finance and other operations for several technology companies, including SolarWinds and i2 Technologies.

Berry earned a bachelor’s degree in finance from Augsburg University and an MBA in finance from the University of St. Thomas. He is a member of the Rapid7 and FinancialForce boards of directors, where he also serves as their audit committee chair.

About NetApp

NetApp is the leader in cloud data services, empowering global organizations to change their world with data. Together with our partners, we are the only ones who can help you build your unique data fabric. Simplify hybrid multicloud and securely deliver the right data, services and applications to the right people at the right time. Learn more at www.netapp.com.

Press Contact:

Amelia Vierra

NetApp

1 (408) 822-6403

amelia.vierra@netapp.com

Investor Contact:

Lance Berger

NetApp

1 (408) 822-6628

lance.berger@netapp.com

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